EXHIBIT 99

For Immediate Release

Tuesday, September 9, 2004
Contact: Martha Hill
Director of Investor Relations
703-679-4900

PEC Solutions Acquires AC Technologies

Acquisition Complements PEC’s Technology Service Offerings and Expands Customer Base

Fairfax, VA (September 9, 2004) - PEC Solutions, Inc. (NASDAQ NM: PECS) announced today that the company has acquired AC Technologies, Inc. (ACT), a long-term provider of information technology solutions to the federal government.

PEC reported that the purchase price for ACT was $46.7 million in cash, plus $3 million in employee retention bonuses and earnouts.  The transaction is subject to certain transaction costs and adjustments as specified in the purchase agreement.  The cash payment includes $16 million that will be used to retire ACT debt.

PEC and ACT have agreed to make an election under Section 338(h)(10) to treat the transaction as an asset purchase, which is expected to give rise to future cash tax benefits to PEC over 15 years, with an estimated present value of over $12 million.

The transaction has been approved by the sole stockholder of ACT and the Board of Directors of PEC and closed today.  The transaction will be immediately accretive to PEC’s earnings.  PEC intends to operate ACT as a wholly owned subsidiary under its Civilian Government Sector.  The Windsor Group acted as a financial advisor to ACT on the transaction.

Founded in 1993, ACT specializes in software engineering and networking services, and is certified at Level III of the Software Engineering Institute’s Capability Maturity Model (CMM).  ACT is headquartered in Fairfax, Virginia and employs a staff of over 360.  ACT’s largest client is the U.S. Postal Service.  Other clients include the Veterans Health Administration, the National Institutes of Health, and elements of the Department of Defense, including the U. S. Air Force and the U. S. Army.

ACT’s revenue for the trailing twelve months as of July 31, 2004, was approximately $48.5 million, with adjusted earnings before interest, taxes, depreciation and amortization of approximately $7.4 million.

“ACT has experience and expertise that will bring an important new dimension to PEC’s capabilities and customer set.  ACT is an organization that has demonstrated a solid business model, and brings a distinctive record of achievement allowing us to broaden our client base in highly complementary ways,” said PEC Chief Executive Officer Dr. David Karlgaard.

“We are excited to join PEC.  Our companies bring a similarly customer-focused culture to our engagements, and we believe there are many opportunities for expanding our business on the strength of our combined capabilities,” said Satya Akula, ACT’s CEO.

Additional information relating to this transaction will be discussed during the PEC earnings call in October.

PEC intends to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (SEC) in connection with the transaction.  This document will contain important information about the transaction.  Investors and security holders are urged to read this document carefully when it is available.  Investors and security holders will be able to obtain free copies of this document through the Website maintained by the SEC at www.sec.gov.  The foregoing summary of the transaction is qualified in its entirety by reference to the definitive agreement, the copy of which will be filed as an exhibit to the Form 8-K.

About PEC Solutions

PEC, founded in 1985, is a professional services firm that helps government clients harness the power of the Internet and other advanced technologies to improve mission performance.  The company specializes in Web-Enabling Government® by providing secure, interoperable technology solutions for clients in homeland security, criminal justice and intelligence, defense, and civilian agencies within the federal government and at state and local levels.  PEC is based in Fairfax County, Virginia, with offices around the United States.  Visit the company on the Web at www.pec.com.

For more information, contact Martha Hill, PEC Director of Investor Relations, at 703-679-4900.

This press release contains various remarks about future expectations, plans and prospects of PEC Solutions, Inc. (“PEC”) that constitute forward-looking statements for purposes of the safe harbor provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The actual results of PEC may differ materially from those indicated in these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the acquired business will not be integrated successfully into PEC; (ii) the risk that the specific benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition.  Other non-acquisition risks and uncertainties include: PEC’s ability to continue to implement its government technology solutions; PEC’s dependence on the federal government and state and local governments and other federal government contractors as its major customers; timely passage of components of the federal budget; timely obligations of funding by the federal and state governments; PEC’s dependence on procuring, pricing and performing short-term government contracts; PEC’s dependence on hiring and retaining qualified professionals; potential fluctuations in PEC’s quarterly operating results, including seasonal impacts; and PEC’s dependence on certain key employees. For further information about forward-looking statements and other specific risks and uncertainties, please refer to PEC’s recent SEC filings, including the company’s Annual Report on Form 10-K filed with the SEC on March 15, 2004, which are available on the company’s website (www.pec.com).

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